Exhibit 10.21

CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Purchase And Sale Agreement

By and Between

Candel Therapeutics, Inc.

and

4010 Royalty Investments ICAV, an Umbrella Irish collective asset-management vehicle with segregated liability between sub-funds, for and on behalf of its sub-fund, 4010 Royalty Investments Fund 1

Dated as of February 19, 2026

TABLE OF CONTENTS

(i)

Index of Exhibits, Schedules and Annexes

Exhibit A: Description of aglatimagene besadenovec

Exhibit B: Bill of Sale

Exhibit C: Seller Opinion

Exhibit D: Example of Calculation of Included Amount to Royalty Payments

(ii)

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of February 19, 2026 (this “Agreement”), is made and entered into by and between 4010 Royalty Investments ICAV, an Umbrella Irish collective asset-management vehicle with segregated liability between sub-funds, for and on behalf of its sub-fund, 4010 Royalty Investments Fund 1 (the “Buyer”), and Candel Therapeutics, Inc., a corporation incorporated in the State of Delaware (the “Seller”).

Recitals

WHEREAS, the Seller is in the business of, among other things, developing and commercializing aglatimagene besadenovec; and

WHEREAS, the Buyer desires to purchase the Revenue Participation Right from the Seller in exchange for payment of the Purchase Price, and the Seller desires to sell the Revenue Participation Right to the Buyer in exchange for the Buyer’s payment of the Purchase Price, in each case on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1 Definitions. The following terms, as used herein, shall have the following meanings:

“Acceptable Intercreditor Agreement” means an intercreditor agreement establishing the rights and priorities in respect of common Liens on the Product Collateral on terms acceptable to Buyer (acting in good faith, provided that the counterparties to such agreement act in good faith), among the Buyer, the Seller and the holders of any secured Indebtedness incurred as permitted under this Agreement or any agent, representative or trustee acting on behalf of such holders, to be mutually agreed by the parties thereto.

“Affiliate” means, (a) with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person and (b) with respect to the Buyer, any Person now or hereafter existing that is managed or controlled by RTW Investments, LP or of which RTW Investments, LP serves as investment manager. For purposes of the foregoing sentence, the term “control” means direct or indirect ownership of (i) 50% or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person, firm, trust, corporation, partnership or other entity or combination thereof, or (ii) the power to direct the management of such person, firm, trust, corporation, partnership or other entity or combination thereof, by contract or otherwise.

“aglatimagene besadenovec” means [***], and as further described on Exhibit A.

“Agreement” is defined in the preamble.

“Annual Net Sales” is defined in the definition of “Royalty Rate”.

“Approved Indication” means the treatment of intermediate risk and high-risk localized prostate cancer.

“Back-Up Security Interest” is defined in Section 2.1(b).

“Bankruptcy Event” means the occurrence of any of the following in respect of a Person: (a) such Person shall generally not, shall be unable to, or an admission in writing by such Person of its inability to, pay its debts as they come due or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any applicable law relating to bankruptcy, insolvency, examinership, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar applicable law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such applicable law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or clause (b) above; or (d) without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order for relief or approval of a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar applicable law, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within [***] calendar days from entry thereof.

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, examinership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“Bill of Sale” is defined in Section 3.3.

“BLA” means a Biologics License Application submitted to the FDA in the United States in accordance with the Public Health Service Act with respect to a Product.

“Blackbox Warning” means any “ boxed warning” as described under 21 CFR 201.57(c)(1) of the Code of Federal Regulations.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.

“Buy-Back Option” is defined in Section 6.2(c)(i).

“Buy-Back Requirement” is defined in Section 6.2(c)(i).

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 7.1(a).

“Calendar Quarter” means, for the Calendar Quarter in which the Closing occurs, the period beginning on the first day of such calendar quarter and ending on the last day of such calendar quarter, and thereafter, in each case, each successive period of three consecutive calendar months ending on March 31, June 30, September 30 or December 31; provided that the final Calendar Quarter of this Agreement shall end on the effective date of expiration or termination of this Agreement.

“Calendar Year” means, for the Calendar Year in which the Closing occurs, the period beginning on the first day of such calendar year and ending on the last day of such calendar year, and thereafter, in each case, each respective period of 12 consecutive months ending on December 31; provided that the final Calendar Year of this Agreement shall end on the effective date of expiration or termination of this Agreement.

“Change of Control” means the occurrence of any one or more of the following: (a) the acquisition, whether directly, indirectly, beneficially or of record, whether by merger, scheme of arrangement, consolidation, sale or other transfer of securities in a single transaction or series of related transactions, by any Third Party (or group, as such term is defined in Rule 13d-5 of the Securities Exchange Act of 1934) of any voting securities of the Seller, or if the percentage ownership of any Third Party (or group) in the voting securities of the Seller is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party (or group) is, directly or indirectly, the beneficial owner of voting securities representing 50% or more of the total voting power of all of the then outstanding voting securities of the Seller; (b) the consummation or closing of any merger, scheme of arrangement, consolidation, recapitalization or reorganization of the Seller resulting in shareholders or equity holders of the Seller immediately prior to such transaction that did not own more than 50% of the outstanding voting securities of the Seller immediately prior to such transaction, owning more than 50% of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; (c) the sale, lease, transfer, license or other disposition, in a single transaction or series of related transactions, to a Third Party by the Seller or any Subsidiary of the Seller of all or substantially all the assets of the Seller and its Subsidiaries, taken as a whole (including the sale or disposition (whether by merger, consolidation or otherwise) of one or more Subsidiaries of the Seller if substantially all of the assets of the Seller and its Subsidiaries, taken as a whole, are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, license or other disposition is to a wholly owned Subsidiary of the Seller); and (d) the sale, lease, transfer, license or other disposition, in a single transaction or series of related transactions, by the Seller or any Subsidiary of the Seller of all or substantially all the rights of the Seller and its Subsidiaries, taken as a whole, in and to the Products (including the sale or disposition (whether by merger, consolidation or otherwise) of one or more Subsidiaries of the Seller if substantially all of the assets of the Seller and its

Subsidiaries taken as a whole in and to the Products are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, license or other disposition is to a wholly owned Subsidiary of the Seller).

“Clinical Trial” means a human clinical trial intended to support or maintain the Marketing Approval or Commercialization of a Product.

“Clinical Updates” means (a) a summary of any material updates with respect to the Clinical Trials, including the number of patients currently enrolled in each such Clinical Trial, the number of sites conducting each such Clinical Trial, the material progress of each such Clinical Trial, any material modifications to each such Clinical Trial, any adverse events in the Clinical Trials, (b) written plans to start new Clinical Trials, and (c) investigator brochures for a Product.

“Closing” means the closing of the sale, transfer, assignment and conveyance of the Revenue Participation Right hereunder.

“Closing Date” means the date on which the Closing occurs pursuant to Section 3.1.

“CMC” means chemistry, manufacturing and controls with respect to a Product.

“CoC Agreement” is defined in Section 6.2(c)(i).

“CoC Date” is defined in Section 6.2(c)(i).

“CoC Payment” is defined in Section 6.2(c)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Product” means any product that (a) contains (i) aglatimagene besadenovec as well as (ii) one or more other active therapeutic ingredients (an “Other Component”), and (b) is sold for a single price, including all dosage forms, formulations, presentations, and package configurations. Drug delivery vehicles, adjuvants and excipients will not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant or excipient is recognized by the FDA as an active ingredient in accordance with 21 C.F.R. 210.3(b)(7). All references to Products in this Agreement shall be deemed to include Combination Products. Combination Products include Combination Therapies to the extent that aglatimagene besadenovec or a Product and the Other Combination Therapy Active Ingredient is sold for a single price.

“Combination Therapy” means a therapy using both (a) aglatimagene besadenovec or a Product and (b) at least one other active therapeutic ingredient (an “Other Combination Therapy Active Ingredient”) in concomitant or sequential administration.

“Commercial Updates” means a summary of material updates with respect to the Seller’s and its Affiliates’ and any Licensee’s sales and marketing activities and, if material, commercial manufacturing matters with respect to a Product.

“Commercialization” means any and all activities directed to the distribution, marketing,

detailing, promotion, selling and securing of reimbursement of a Product (including the using, importing, selling and offering for sale of such Product), and shall include post-Marketing Approval studies to the extent required by a Regulatory Authority, post-launch marketing, promoting, detailing, distributing, selling such Product, importing, exporting or transporting such Product for sale, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” shall mean to engage in Commercialization. Except with respect to post-Marketing Approval studies required by a Regulatory Authority, Commercialization shall not include any activities directed to the research or development (including pre-clinical and clinical development) or manufacture of a Product (and “Commercialize” shall be construed accordingly).

“Commercially Reasonable Efforts” means the level of efforts and resources (measured as of the time that such efforts and resources are required to be used under this Agreement) that are commonly used by a biotechnology company of similar size and resources to Seller (measured based on the size and resources of the Seller as of the Closing Date), to develop, manufacture or commercialize, as the case may be, a comparable product for a comparable clinical indication (with respect to market size and commercial opportunity) at a similar stage in its development or product life and of a similar market and potential to the Product, but without regard to the Seller’s financial obligations under this Agreement.

“Confidential Information” is defined in Section 8.1.

“Contract” means an agreement, instrument, arrangement, modification, waiver or understanding.

“Disclosing Party” is defined in Section 8.1.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to the Buyer by the Seller concurrently with the execution of this Agreement; provided, that the list of Existing Licenses under Schedule 4.1(h)(i) of the Disclosure Schedule and the list of Existing Patent Rights under Schedule 4.1(k)(i) of the Disclosure Schedule, may be updated as of the Closing Date to the extent such updates would not have a material and adverse effect on a Product, any Product Rights or the Revenue Participation Right or be materially adverse to the Buyer’s interests under this Agreement.

“Distributor” means a Third Party that (a) purchases or has the option to purchase a Product in finished form from or at the direction of the Seller, any of it Affiliates, or any Licensee of the Seller or any of the Seller’s Affiliates, (b) has the right, option or obligation to distribute, market or sell such Product (with or without packaging rights) in one or more regions, (c) does not obtain a license or other rights to any Patent Rights or Know-How Rights, and (d) does not otherwise make any royalty, milestone, profit share or other similar payment to the Seller, its Affiliates, or any Licensee of the Seller or any of the Seller’s Affiliates based on such Third Party’s sale of such Product. The term “packaging rights” in this definition will mean the right for the Distributor to package or have packaged Product supplied in unpackaged bulk form into individual ready-for-sale packs.

“EMA” means the European Medicines Agency, or any successor agency thereto.

“enLIGHTEN™ Discovery Platform” means the Seller’s systematic, iterative HSV-based discovery platform leveraging human biology and advanced analytics to create new viral immunotherapy candidates for solid tumors.

“Event of Default” means any of the events set forth below:

(a) Non-Payment. The Seller fails to pay any amounts to the Buyer hereunder when and as the same shall become due and payable; provided that the Seller shall have the right to cure such failure within [***] Business Days;

(b) Covenants. If (i) the Seller fails to perform or observe any covenant or agreement (not specified in subsection (a) above) contained in this Agreement on its part to be performed or observed, and, in the case of any failure that is capable of cure, such failure continues unremedied for a period of [***] or more calendar days, in all cases, following the date that is the earlier of (A) the date on which the Seller shall have received notice thereof from the Buyer and (B) the date on which the Seller should be aware of such breach; and (ii) such failure (without giving effect to any qualifications as to “materiality” “Material Adverse Effect” or any words of similar meaning) would reasonably be expected to have a Material Adverse Effect;

(c) Representations and Warranties. If (i) any representation or warranty made or deemed made by or on behalf of the Seller in or in connection with this Agreement or any amendment or modification hereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification of, shall: (A) prove to have been incorrect when made or deemed made taking into account any materiality or Material Adverse Effect qualifiers included in such representation or warranty; or (B) prove to have been incorrect in any material respect when made or deemed made if such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier; and (ii) such inaccuracy (without giving effect to any qualifications as to “materiality” “Material Adverse Effect” or any words of similar meaning) would reasonably be expected to have a Material Adverse Effect;

(d) Bankruptcy Event. (i) the Seller or any of its Significant Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Seller, any Significant Subsidiaries or their respective debts under any bankruptcy, insolvency, examinership or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, examiner, liquidator, custodian or other similar official of the Seller or any Significant Subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or (ii) an involuntary case or other proceeding shall be commenced against the Seller or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Seller or any Significant Subsidiary or its debts under any bankruptcy, insolvency, examinership or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, examiner, liquidator, custodian or other similar official of the Seller or any Significant Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of [***] consecutive calendar days; or

(e) Indebtedness. Default by the Seller or any of its Subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of [***] (or its foreign currency equivalent) in the aggregate of the Seller and its Subsidiaries, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal of any such debt when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise.

(f) Judgment. A final judgment or judgments for the payment of [***] (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against the Seller or any of its Subsidiaries which judgment is not discharged, bonded, paid, otherwise satisfied, waived or stayed within [***] calendar days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing In‑License” is defined in Section 4.1(h)(i).

“Existing License” is defined in Section 4.1(h)(i).

“Existing Out‑License” is defined in Section 4.1(h)(i).

“Existing Patent Rights” is defined in Section 4.1(k)(i).

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FDA Application Integrity Policy” is defined in Section 4.1(g)(ii).

“Financial Party” means any Person that routinely lends money, extends credit or provides debt, equity, lease or royalty financing or other forms of capital, including banks, private investment funds and private equity or similar fund groups not in the business of researching, developing or commercializing drug products.

“First Commercial Sale” means the first sale by the Seller or any of its Affiliates or Licensees to an end user or prescriber for use, consumption, or resale of a Product in the Territory following receipt of Marketing Approval for a Product, excluding, however, any sale or other distribution for use in a Clinical Trial.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) U.S. federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Gross Sales” is defined in the definition of “Net Sales”.

“In-License” means any license, settlement agreement or other agreement or arrangement between the Seller or any of its Affiliates and any Third Party pursuant to which the Seller or any of its Affiliates obtains a license or a covenant not to sue or similar grant of rights to any Patents or other intellectual property rights of such Third Party that is necessary for or used in the research, development, manufacture, use or Commercialization of a Product in the Territory.

“Indebtedness” of any Person means any indebtedness for borrowed money, any obligation evidenced by a note, bond, debenture or similar instrument, or any guarantee of any of the foregoing.

“Indebtedness Condition” is defined in Section 5.2(b).

“Indemnified Party” is defined in Section 7.2.

“Indemnifying Party” is defined in Section 7.2.

“Intellectual Property Rights” means any and all of the following as they exist in the Territory at any time: (a) the Patent Rights; (b) the Know-How Rights; (c) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing, in each case, with respect to a Product in the Territory; (d) any and all other intellectual property rights and/or proprietary rights, whether or not patentable, specifically relating to any of the foregoing and necessary for or used in the research, development, manufacture, use, or Commercialization of a Product in the Territory.

“Intellectual Property Updates” means an updated list of the Patent Rights, including any new Patents issued or filed, amended or supplemented, relating to a Product or any abandonments or other termination of prosecution with respect to any of the Patent Rights, and any other material information or developments with respect to the Patent Rights or Know-How Rights.

“IRS” means the United States Internal Revenue Service.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Know-How” means any and all proprietary or confidential information, know-how and trade secrets, including processes, formulae, models and techniques (but excluding rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials and the results of experimentation and testing).

“Know-How Rights” means any and all Know-How owned or in-licensed by the Seller or any of its Affiliates or under which the Seller or any of its Affiliates is or may become empowered to grant licenses, in each case, that is necessary or used in the research, development, manufacture, use, or Commercialization of a Product.

“Knowledge of the Seller” means the actual knowledge of the individuals listed on Schedule 1.1 of the Disclosure Schedule, after reasonable due inquiry.

“Licensee” means, with respect to a Product, a Third Party to whom the Seller or any Affiliate of the Seller has granted a license or sublicense to Commercialize such Product. For clarity, a Distributor shall not be deemed to be a “Licensee.”

“Lien” means any mortgage, lien, pledge, participation interest, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.

“Major Stock Exchange” means the NYSE, NASDAQ, Tokyo Stock Exchange, Euronext, or the stock exchanges of Toronto, Frankfurt, or London.

“Marketing Approval” means a BLA approved by the FDA or a Marketing Authorization Application approved by the EMA under the centralized European procedure. For avoidance of doubt, “Marketing Approval” shall not include pricing and reimbursement approvals.

“Marketing Approval Deadline” means [***].

“Material Adverse Effect” means (a) a material adverse effect on (i) the Product, (ii) the Intellectual Property Rights, including the Seller’s or any of its Affiliates’ rights in or to such Intellectual Property Rights, (iii) Marketing Approval of a Product in the Territory or the timing thereof, (iv) the legality, validity or enforceability of any provision of this Agreement, (v) the ability of the Seller to perform any of its obligations under this Agreement, (vi) the rights or remedies of the Buyer under this Agreement, or (vii) the business of the Seller and its Affiliates, taken as a whole or (b) an adverse effect in any material respect on (i) the timing, duration or amount of the Royalty Payments, or (ii) the Revenue Participation Right, the Product Collateral, or the Back-Up Security Interest.

“Net Sales” means, with respect to each Product, the gross amount invoiced, billed or otherwise recorded for sales of such Product in the Territory by or on behalf of the Seller, its

Affiliates, or any Licensee of the Seller or any of the Seller’s Affiliates (each of the foregoing Persons, for purposes of this definition, shall be considered a “Related Party”) to a Third Party (including a Distributor) in an arm’s length transaction (“Gross Sales”) less the following amounts, to the extent actually incurred or accrued in accordance with GAAP consistently applied, and not reimbursed by such Third Party, provided that any given amount may be taken as a permitted deduction only once:

(a) reasonable and customary rebates, chargebacks, quantity, trade and similar discounts, credits and allowances and other price reductions reasonably granted, allowed, incurred or paid in so far as they are applied to sales of such Product;

(b) discounts (including cash, quantity, trade, governmental, and similar discounts), coupons, retroactive price reductions, charge back payments and rebates granted to managed care organizations or to federal, state and local governments, or to their agencies and any other providers of health insurance coverage, or patient assistance or other similar programs (including payments made under the new “Medicare Part D Coverage Gap Discount Program” and the “Annual Fee for Branded Pharmaceutical Manufacturers” specific to such Product), in each case, as applied to sales of such Product and actually given to customers;

(c) reasonable and customary credits, adjustments, and allowances, including those granted on account of price adjustments, billing errors, and damage, Product otherwise not in saleable condition, and rejection, return or recall of such Product;

(d) reasonable and customary freight and insurance costs incurred with respect to the shipment of such Product to customers, in each case if charged separately and invoiced to the customer;

(e) customs duties, surcharges and other similar governmental charges incurred in connection with the exportation or importation of such Product to the extent included in the gross amount invoiced;

(f) sales, use, value-added, excise, turnover, inventory and other similar Taxes (excluding income or franchise Taxes of any kind), and that portion of annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and any other fee imposed by any equivalent applicable law, in each of the foregoing cases, that Seller allocates to sales of such Product in accordance with Seller’s standard policies and procedures consistently applied across its products, as adjusted for rebates and refunds, imposed in connection with the sales of the Product to any Third Party, to the extent such Taxes are not paid by the Third Party;

(g) actual copayment waiver amounts, uncollected or uncollectible debt amounts with respect to sales of such Product, provided that if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid;

(h) reasonable, customary and documented out of pocket amounts directly relating to co-pay programs, bridging programs or other similar patient assistance programs which may be implemented from time to time by the Seller; and

(i) other similar or customary reasonable deductions taken in the ordinary course of business as permitted in calculating net sales or net revenue (as applicable) under GAAP consistently applied

For clarity, “Net Sales” will not include (i) sales or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, compassionate use, named patient use or indigent or other similar programs, reasonable quantities of Product used as samples, and Product used in the development of the Product, (ii) sales or dispositions by a Distributor, or (iii) sales or dispositions between any of the Related Parties (unless a Related Party is the final end-user of the Product), but will include subsequent sales or dispositions of Product to a non-Related Party.

Net Sales for any Combination Product in the Territory shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where “A” is the weighted average invoice price of the Product contained in such Combination Product when sold separately in the Territory during the applicable accounting period in which the sales of the Combination Product were made, and “B” is the combined weighted average invoice prices of all of the Other Components contained in such Combination Product sold separately in the Territory during such same accounting period. If the Product contained in such Combination Product is not sold separately in finished form in the Territory, the Seller and the Buyer shall determine Net Sales for the Product by mutual agreement based on the relative contribution of the Product and each such other active ingredient in such Combination Product in accordance with the above formula. For clarity, sales of any Other Combination Therapy Active Ingredient shall not be deemed “Net Sales” hereunder.

“Obligations” means, without duplication, the Royalty Payments and all present and future taxes, liabilities, obligations, covenants, duties, and debts, owing by the Seller to the Buyer, arising under or pursuant to the Transaction Documents, including all interest, expenses, fees, and any other sums chargeable to the Seller hereunder and under the other Transaction Documents (and including any interest, fees and other charges that would accrue but for the filing of a bankruptcy action with respect to the Seller, whether or not such claim is allowed in such bankruptcy action).

“Other Combination Therapy Active Ingredient” is defined in the definition of “Combination Therapy”.

“Other Component” is defined in the definition of “Combination Products”.

“Out-License” means each license or other agreement between the Seller or any of its Affiliates and any Third Party (other than Distributors) pursuant to which the Seller or any of its Affiliates grants a license, sublicense, or other rights to practice any Patents or other intellectual property rights to Commercialize a Product.

“Patent Rights” means any and all Patents owned or in-licensed by the Seller or any of its Affiliates or under which the Seller or any of its Affiliates is or may become empowered to grant licenses, in each case, which such Patents are necessary or used in the research, development, manufacture, use, or Commercialization of a Product.

“Patents” means any and all patents and patent applications existing as of the date of this Agreement and all patent applications filed hereafter, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Permitted Indebtedness” means:

(a) Indebtedness under the Trinity Loan Documents subject to an Acceptable Intercreditor Agreement as of the Closing Date;

(b) any other secured Indebtedness of the Seller or its Subsidiaries or any Refinancing Indebtedness thereof, in each case subject to (x) a prior written consent of the Buyer and (y) entry into an Acceptable Intercreditor Agreement with respect to such Indebtedness;

(c) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(d) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(e) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, in each case, in the ordinary course of business;

(f) Indebtedness consisting of financing insurance premiums in the ordinary course of business;

(g) Indebtedness of carriers, warehousemen, mechanics, and materialmen, in each case arising in the ordinary courser of business, for sums not yet due and payable or, if due and payable, those being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in accordance with GAAP;

(h) any bona fide intercompany Indebtedness entered into in the good faith business judgment of Seller; provided that no Indebtedness owed by Seller to any Subsidiary of Seller shall be secured by the Product Collateral;

(i) Indebtedness in respect of letters of credit, credit cards and credit card processing services in the ordinary course of business, banker’s acceptances or similar arrangements; provided that the aggregate principal amount of any such Indebtedness outstanding at any time shall not exceed [***];

(j) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business; and

(k) Indebtedness of Seller or any of its Subsidiaries in respect of purchase money indebtedness or capital lease obligations (determined in accordance with GAAP) in an aggregate principal amount, including all Refinancing Indebtedness issued in exchange for, or the net proceeds of which are promptly used to extend, refinance, renew, replace, defease or refund any such Indebtedness incurred pursuant to this clause (k), not to exceed [***] at any time outstanding.

Notwithstanding any of the foregoing to the contrary, the aggregate Indebtedness permitted under “Permitted Indebtedness” (other than with respect to clause (a) and (b) above) shall not, without Buyer’s prior written consent, exceed the aggregate amount of [***] at any time outstanding.

“Permitted License” is defined in Section 6.7(a).

“Permitted Liens” means any lien granted in connection with any Indebtedness permitted pursuant to clauses (a) and (b) of the definition of Permitted Indebtedness and, in addition:

(a) Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(c) non-exclusive licenses or sublicenses granted to others in the ordinary course of business or otherwise and not interfering in any respect with the Revenue Participation Right, the Product Rights, the Product Collateral, or the Back-Up Security Interest;

(d) normal and customary banker’s liens and rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(e) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection; and

(f) Permitted Licenses entered into in compliance with and subject to Section 6.7(a).

“Permit” is defined in Section 4.1(g)(vii).

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Product” means, individually and collectively, all products containing or comprising (a) aglatimagene besadenovec; and (b) all dose formats, derivatives (including any vector that encodes the HSV-tk enzyme), improvements, next generations, modifications, forms, formulations, dosing regimens, subsequent instances, versions, strengths or routes of administration of aglatimagene besadenovec. For clarity, the product referred to by the Seller as of the date hereof as CAN-3110 and any novel viral immunotherapy product candidates based on the Company’s enLIGHTEN™ Discovery Platform and which do not deliver the HSV-thymidine kinase gene, shall not be deemed to be a “Product” hereunder.

“Product Collateral” means the Seller’s or any of its Affiliate’s rights, title and interests in any and all of the following as they exist in the Territory: (a) the Royalty Payments and the Revenue Participation Right; (b) the Products (including all inventory of the Products intended for sale in the Territory), (c) the Product Rights owned, licensed or otherwise held by the Seller, and (d) any “proceeds” (as defined in the UCC) from either (a), (b), or (c) above, including all accounts receivable and general intangibles resulting from the sale, license or other disposition of Products in the Territory by the Seller, its Affiliates, or its Licensees.

“Product Rights” means any and all of the following as they exist in the Territory: (a) Intellectual Property Rights, (b) regulatory filings, submissions and approvals, including Marketing Approvals, with or from any Regulatory Authorities with respect to the Product in the Territory, (c) In-Licenses and (d) Out-Licenses of rights to Commercialize the Product in the Territory.

“Public Health Service Act” means the United States Public Health Service Act (42 U.S.C. § 262) and applicable regulations promulgated thereunder by the FDA.

“Purchase Price” is defined in Section 2.2.

“Purple Book” means the FDA publication “Lists of Licensed Biological Products with Reference Product Exclusivity and Biosimilarity or Interchangeability Evaluations,” as may be amended from time to time.

“Purple Book Patent” means the Patents listed in the Purple Book by Seller, its Affiliates or Licensees in connection with the Product.

“Qualified Licensee” means [***].

“Ratchet” is defined in the definition of “Royalty Rate”.

“Ratchet Cure” is defined in the definition of “Royalty Rate”.

“Ratchet Threshold” is defined in the definition of “Royalty Rate”.

“Receiving Party” is defined in Section 8.1.

“Recharacterization Event” is defined in Section 2.1(b).

“Refinancing Indebtedness” means, with respect to any Indebtedness, Indebtedness issued in exchange for, or the net proceeds of which are promptly used to extend, refinance, replace, exchange for, defease or refund such Indebtedness.

“Regulatory Authority” means the FDA, or any successor agency thereto that has responsibility in granting Marketing Approval or any other national or supranational Governmental Entity, including the EMA or such other equivalent regulatory authority.

“Regulatory Updates” means a summary of any and all material information and developments that materially impact the Products with respect to any regulatory filings or submissions made by the Seller or any of its Affiliates or Licensees to any Regulatory Authority.

“Related Party” is defined in the definition of “Net Sales”.

“Report” is defined in Section 1.1(a).

“Representative” means, with respect to any Person, (a) any direct or indirect member or partner of such Person and (b) any manager, director, trustee, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, contractors, actual and potential lenders, investors, co-investors and assignees, bankers and financial advisers) of such Person.

“Restricted Indebtedness” means [***].

“Revenue Participation Right” means the right to receive the Royalty Payments.

“Royalty Cap” means the amount equal to $250,000,000.

“Royalty Payments” means, for each Calendar Quarter beginning on the First Commercial Sale in the Territory until the Royalty Termination Date, an amount payable to the Buyer equal to the amount of each applicable portion of Net Sales of Products in the Territory during such Calendar Quarter multiplied by the applicable Royalty Rate. For clarity, the applicable Royalty Rate used to calculate the amount of Royalty Payments for a given Calendar Quarter will be based on the aggregate Net Sales of Products in the Territory recorded in such Calendar Quarter and all prior Calendar Quarters in the applicable Calendar Year, and more than one applicable Royalty Rate may apply to any given Calendar Quarter if there are Net Sales in multiple payment tiers (as reflected in the definition of Royalty Rate) during such Calendar Quarter. The amount of Royalty Payments for each Calendar Quarter shall be determined in a manner consistent with the example of such calculation set forth in Exhibit D.

“Royalty Rate” means the percentage based on the applicable level of aggregate Net Sales of Products in the Territory in a Calendar Year (“Annual Net Sales”) as set forth in the chart below:

Payment Tiers based on Annual Net Sales of all Products in the Aggregate in the Territory	Royalty Rate
On the portion of Annual Net Sales less than or equal to $1,000,000,000 (“Tier 1”)	4.67%*
On the portion of Annual Net Sales exceeding $1,000,000,000	1.33%

* The Royalty Rate for Tier 1 will increase to 6.67% (the “Ratchet”) if Annual Net Sales of all Products in the aggregate are less than (a) [***] for the Calendar Year of [***], (b) [***] for the Calendar Year of [***], and (c) [***] for the Calendar Year of [***] or in subsequent Calendar Years (each, a “Ratchet Threshold”). If the Ratchet is triggered, the Ratchet will apply beginning on the first day of the Calendar Year following the Calendar Year in which the applicable Ratchet Threshold is not met (for example, if Annual Net Sales of all Products in the aggregate are less than [***] for the Calendar Year of [***], the Ratchet shall apply beginning on the first day of the Calendar Year of [***]). Notwithstanding the foregoing, if the Ratchet is triggered, the Royalty Rate for Tier 1 will return to 4.67% if Annual Net Sales for any Calendar Year following the Calendar Year in which the Ratchet is triggered are greater than or equal to the applicable Ratchet Threshold that was triggered (the “Ratchet Cure”); provided, that, if the Ratchet Cure occurs, the Ratchet shall occur again in any subsequent Calendar Year in which the annual Net Sales are less than the applicable Ratchet Threshold. For clarity, there is no limit to the number of times that a Ratchet or a Ratchet Cure may occur. For example, if the Ratchet is triggered, then a Ratchet Cure occurs, then a Ratchet is triggered again, the Ratchet Cure will again apply if the Ratchet Threshold that applies to the second Ratchet is met in a subsequent Calendar Year.

“Royalty Termination Date” means the date on which (a) aggregate payments of the Royalty Payments actually received by the Buyer equal the Royalty Cap and (b) payment in full in good funds of all other Obligations (other than contingent indemnification obligations for which no claims have been made) has been received by the Buyer.

“Royalty Transaction” means any financing, sale, or loan of royalty, revenue or profit interests on any product.

“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action issued or instigated by the Seller, any of its Affiliates or any Regulatory Authority relating to an alleged lack of safety or regulatory compliance of a Product.

“Securities Act” means the Securities Act of 1933.

“Seller” is defined in the preamble. References to the Seller herein shall be deemed to include any permitted assignee of the Seller to whom Seller assigns this Agreement pursuant to Section 11.4.

“Seller Indemnified Parties” is defined in Section 7.1(b).

“Seller SEC Documents” is defined in Section 4.1(q).

“Significant Subsidiary” means a Subsidiary of the Seller that meets the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act.

“Solvent” means that (a) the fair saleable value of the Seller’s consolidated assets is greater than the sum of its debts, liabilities and other obligations, including known contingent liabilities, (b) the present fair saleable value of the Seller’s consolidated assets is greater than the amount that would be required to pay its liabilities on its existing debts, liabilities and other obligations, including known contingent liabilities, as they become absolute and matured, (c) the Seller is able to realize upon its assets and pay its debts, liabilities and other obligations, including known contingent obligations, as they mature, (d) the Seller does not have any present plans or intentions to incur, debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (e) the Seller has not become subject to any Bankruptcy Event, (f) the Seller has not been rendered insolvent within the meaning of any applicable law, and (g) no step has been taken or is intended by the Seller or, to the Knowledge of the Seller, any other Person to make the Seller subject to a Bankruptcy Event. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled (by contract or otherwise) by the Seller directly or indirectly through one or more intermediaries. For purposes hereof, the Seller shall be deemed to control a partnership, limited liability company, association or other business entity if the Seller, directly or indirectly through one or more intermediaries, shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Territory” means the United States of America, its fifty (50) states, the District of Columbia, Puerto Rico and any other jurisdiction within the United States of America.

“Third Party” means any Person that is not the Seller or the Seller’s Affiliates.

“Tier 1” is defined in the definition of “Royalty Rate”.

“Transaction Documents” means this Agreement, the Bill of Sale, and any other agreement, intercreditor or subordination agreement, instrument or document entered into from time to time in connection herewith or therewith, in each case, as amended, supplemented or otherwise modified from time to time.

“Transaction Expenses” means the aggregate amount of any and all reasonable and documented out-of-pocket fees and expenses reasonably incurred by or on behalf of, or paid directly by, the Buyer in connection with the transactions contemplated hereby, including diligence and the negotiation, preparation, and execution of the Transaction Documents, and the consummation of the transactions contemplated hereby, subject to a cap in an amount of (x) [***] for any such fees and expenses incurred through the Closing Date (which shall be increased by an amount of up to [***] for any such fees and expenses incurred in connection with the negotiation, preparation, and execution of an Acceptable Intercreditor Agreement); provided that, for the avoidance of doubt, the parties hereto acknowledge that the billing rates of Latham & Watkins LLP (including as may be reasonably increased from time to time consistent with past practice) are reasonable attorneys’ fees.

“Trinity Loan Agreement” means that certain Loan and Security Agreement, dated October 14, 2025, by and between the Seller, the lenders from time to time party thereto, and Trinity Capital Inc. as the administrative agent and collateral agent.

“Trinity Loan Documents” means (a) the Trinity Loan Agreement, and (b) each other “Loan Document” or similar term as defined in the Trinity Loan Agreement, in each case as amended, restated, amended and restated, modified or otherwise supplemented from time to time as permitted by an Acceptable Intercreditor Agreement.

“Trinity Indebtedness” means all of the Seller’s and its Subsidiaries’ Indebtedness and other obligations and commitments to provide credit extension to the Seller or any of its Subsidiaries, in each case, under the Trinity Loan Documents.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if, with respect to any financing statement or by reason of any provisions of applicable law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 2.1(b) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Unexpected Contraindications” means any contraindications or limitations included in the label approved by FDA in the U.S. Marketing Approval that, taken as a whole, would have a material and adverse impact on the total addressable market for aglatimagene besadenovec in the Territory.

“U.S.-Ireland Treaty” is defined in Section 6.13(a).

“U.S. Marketing Approval” is defined in Section 5.2(a).

Section 1.2 Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a) unless otherwise defined, all terms that are defined in the UCC shall have the meanings stated in the UCC;

(b) words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders;

(c) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;”

(d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”

(e) “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) references to a Person are also to its permitted successors and assigns (subject to any restrictions on assignment, transfer or delegation set forth herein), and any reference to a Person in a particular capacity excludes such Person in other capacities;

(g) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(h) definitions are applicable to the singular as well as the plural forms of such terms;

(i) unless otherwise indicated, references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(j) in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”;

(k) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States;

(l) where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly;

(m) provisions referring to matters that would or could have, or would or could reasonably be expected to have, or similar phrases, shall be deemed to have such result or expectation with or without the giving of notice or the passage of time, or both;

(n) for covenants that are to be undertaken “reasonably,” such actions (or inactions) shall take into account Buyer’s and Seller’s relative economic interests in the matter and the relative economic impact of the applicable action (or inaction) on such interests;

(o) the standard for determining what is “material” with regard to information of the Seller in connection with ARTICLE 4 of this Agreement shall be the same standard of materiality that the Seller applies when determining what is material for purposes of the federal securities laws;

(p) references to this Agreement include the Bill of Sale, the Disclosure Schedule and any certificates or other agreements delivered in connection with the transactions contemplated by this Agreement; and

(q) references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

ARTICLE 2
PURCHASE, SALE AND ASSIGNMENT OF THE REVENUE PARTICIPATION RIGHT

Section 2.1 Purchase, Sale and Assignment.

(a) At the Closing and upon the terms and subject to the conditions of this Agreement, the Seller shall sell, transfer, assign and convey to the Buyer, without recourse (except as expressly provided herein), and the Buyer shall purchase, acquire and accept from the Seller, the Revenue Participation Right, free and clear of all Liens. Immediately upon the sale to the Buyer by the Seller of the Revenue Participation Right pursuant to this Section 2.1(a), all of the Seller’s right, title and interest in and to the Revenue Participation Right shall terminate, and all such right, title and interest shall vest in the Buyer free and clear of all Liens.

(b) It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Revenue Participation Right. Neither the Seller nor the Buyer intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from the Buyer to the Seller or a pledge, a security interest, a financing transaction or a borrowing. It is the intention of the parties hereto that the beneficial interest in and title to the Revenue Participation Right and any “proceeds” (as such term is defined in the UCC) thereof shall not be part of the Seller’s estate in the event of the filing of a petition by or against the Seller under any Bankruptcy Laws. Each of the Seller and the Buyer hereby waives (each on behalf of itself and its Affiliates), to the maximum extent permitted by applicable law, any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Revenue Participation Right under applicable law, which waiver shall, to the maximum extent permitted by applicable law, be enforceable against the Seller in any bankruptcy or insolvency proceeding relating to the Seller. Accordingly, the Seller shall treat the sale, transfer, assignment and conveyance of the Revenue Participation Right as a sale of “accounts” or “payment intangibles” (as appropriate) in accordance with the UCC, and the Seller hereby authorizes the Buyer, from and after the Closing, to file security filings and financing statements (and continuation statements with respect to such financing statements when applicable) naming the Seller as the debtor/seller and the Buyer as the secured party/buyer in respect to the Revenue Participation Right. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Buyer in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held by a court of competent jurisdiction not to be a sale (any such event, a “Recharacterization Event”), the Seller does hereby grant to the Buyer, as security for all of the Seller’s obligations hereunder (including the payment of the Royalty Payments), a first priority security interest in and to all right, title and interest in, to and under the Product Collateral and the Seller does hereby authorize the Buyer, from and after the Closing, to file such security filings and financing statements (and continuation statements with respect to such financing statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect such security interest (the “Back-Up Security Interest”).

Section 2.2 Purchase Price. At the Closing and upon the terms and subject to the conditions of this Agreement, the purchase price to be paid as consideration to the Seller for the sale, transfer, assignment and conveyance of the Revenue Participation Right to the Buyer is $100,000,000 in cash (the “Purchase Price”) less any Transaction Expenses that have not been reimbursed to the Buyer hereunder prior to the Closing.

Section 2.3 No Assumed Obligations; Excluded Assets. Notwithstanding any provision in this Agreement to the contrary, the Buyer is only agreeing, on the terms and conditions set forth in this Agreement, to purchase, acquire and accept the Revenue Participation Right and is not assuming any liability or obligation of the Seller or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter. Except as specifically set forth herein in respect of the Revenue Participation Right purchased, acquired and accepted hereunder, the Buyer does not, by such purchase, acquisition and acceptance, acquire any other assets of the Seller or its Affiliates.

ARTICLE 3
CLOSING

Section 3.1 Closing. The Closing shall take place remotely via the exchange of documents and signatures on the 20th Business Day, or such period as mutually agreed upon by the parties hereto, after the date on which the conditions set forth in ARTICLE 5 are satisfied or waived.

Section 3.2 Payment of Purchase Price. At the Closing, the Buyer shall deliver (or cause to be delivered) payment of the Purchase Price to the Seller by electronic funds transfer or wire transfer of immediately available funds to one or more accounts specified by the Seller.

Section 3.3 Bill of Sale. At the Closing, upon confirmation of the receipt of the Purchase Price, the Seller shall deliver to the Buyer a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Revenue Participation Right in substantially the form attached hereto as Exhibit B (the “Bill of Sale”).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Section 4.1 Seller’s Representations and Warranties. Except as set forth on the Disclosure Schedule attached hereto (provided, the list of Existing Licenses under Schedule 4.1(h)(i) of the Disclosure Schedule and the list of Existing Patent Rights under Schedule 4.1(k)(i) of the Disclosure Schedule may be updated as of the Closing to the extent such updates would not have a material and adverse effect on any Product, any Product Rights or the Revenue Participation Right or be materially adverse to the Buyer’s interests under this Agreement), the Seller represents and warrants to the Buyer that as of the date hereof and as of the Closing Date:

(a) Existence; Good Standing. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Authorization. The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.

(c) Enforceability. This Agreement has been duly executed and delivered by an authorized officer of the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d) No Conflicts. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of the Seller, (ii) contravene or conflict with or constitute a material default under any law binding upon or applicable to the Seller or the Revenue Participation Right or (iii) contravene or conflict with or constitute a material default under any material Contract or Judgment binding upon or applicable to the Seller or the Revenue Participation Right.

(e) Consents. Except for the UCC financing statements contemplated by Section 2.1(b), or any filings required by U.S. federal securities laws or stock exchange rules, or as set forth in Schedule 4.1(e) of the Disclosure Schedule, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller in connection with (i) the execution and delivery by the Seller of this Agreement, (ii) the performance by the Seller of its obligations under this Agreement or (iii) the consummation by the Seller of any of the transactions contemplated by this Agreement.

(f) No Litigation. Neither the Seller nor any of its Subsidiaries is a party to, and has not received any written notice of, any action, suit, investigation or proceeding pending before any Governmental Entity and, to the Knowledge of the Seller, no such action, suit, investigation or proceeding has been threatened against the Seller, that, individually or in the aggregate, has had or would, if determined adversely, reasonably be expected to have a Material Adverse Effect.

(g) Compliance.

(i) All applications, submissions, information and data related to a Product submitted or utilized as the basis for any request to any Regulatory Authority by or on behalf of the Seller were true and correct in all material respects as of the date of such submission or request, and, to the Knowledge of the Seller any material updates, changes, corrections or modification to such applications, submissions, information or data required under applicable laws or regulations have been submitted to the necessary Regulatory Authorities.

(ii) Neither the Seller nor any of its Subsidiaries has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or any similar policies by FDA, the EMA or any other Regulatory Authority, set forth in any applicable laws or regulations. Neither the Seller nor, to the Knowledge of the Seller, any of its officers, employees, contractors or agents is the subject of any pending or, to the Knowledge of the Seller, threatened investigation by FDA or any other Regulatory Authority that could reasonably result in the invocation of the FDA Application Integrity Policy or any similar policy by any Regulatory Authority.

(iii) The Seller has provided to the Buyer prior to the date hereof true and correct copies of all material written communications sent or received by the Seller and any of its Affiliates to or from any Regulatory Authorities that (A) related to the Product since [***]; (B) would indicate that such Regulatory Authority (1) is likely to reject, condition, or delay any application for Marketing Approval of any Product, or (2) is likely to pursue any material compliance actions against Seller; or (C) would otherwise, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iv) As of (A) the date hereof, no Product has been the subject of a prior Marketing Approval in the Territory and (B) the Closing Date, the Product has not been subject of a prior Marketing Approval in the Territory other than the U.S. Marketing Approval.

(v) None of the Seller, any of its Subsidiaries and, to the Knowledge of the Seller, any Third Party manufacturer of any Product, has received from the FDA a “Warning Letter”, Form FDA-483, “Untitled Letter,” or similar material written correspondence or notice alleging violations of applicable laws and regulations enforced by the FDA, or any comparable material written correspondence from any other Regulatory Authority with regard to any Product or the manufacture, processing, packaging or holding thereof, the subject of which communication is unresolved and if determined adversely to the Seller or such Subsidiary would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(vi) Since [***], (A) there have been no Safety Notices, (B) to the Knowledge of the Seller, there are no unresolved material product complaints with respect to any Product, which would result in a Material Adverse Effect, and (C) to the Knowledge of the Seller, there are no facts currently in existence that would, individually or in the aggregate, reasonably be expected to result in (1) a material Safety Notice with respect to any Product, or (2) a material change in the labeling of any Product. Since [***], neither the Seller nor any of its Subsidiaries has experienced any significant failures in the manufacturing of any Product for clinical use or commercial sale that have not been resolved, or that would, individually or in the aggregate, have had or, if such failure occurred again, would reasonably be expected to result in a Material Adverse Effect.

(vii) The Seller possesses all material permits, licenses, registrations, certificates, authorizations, orders, clearances, and approvals, including, if applicable, all Marketing Approvals (collectively, “Permits”) from the appropriate federal, state or foreign regulatory authorities necessary to conduct the Seller’s business as currently conducted, including all such material Permits required by the FDA or, any other Regulatory Authority. The Seller has not received any written notice of proceedings relating to the suspension, modification, revocation or cancellation of any Permit. Neither the Seller nor, to the Knowledge of the Seller, any officer, employee or agent of the Seller has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other governmental entities, (B) debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration, or any similar law, rule or regulation of any other governmental entities, or (C) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation administered by any Regulatory Authority. To the Knowledge of the Seller, neither the Seller nor any of its officers, employees, any of its contractors or agents has made an untrue statement of material fact on, or material omissions from, any notifications, applications, approvals, reports and other submissions to the FDA with respect to any Product, or, to the extent such statement or other submission would reasonably be expected to have a Material Adverse Effect, any similar Regulatory Authority outside of the Territory.

(viii) The Seller is and has been in compliance with all applicable laws administered or issued by the FDA or any similar Regulatory Authority, including the Federal Food, Drug, and Cosmetic Act, applicable requirements in FDA regulations, and any mandatory orders issued by FDA or similar Regulatory Authorities, and all other laws regarding ownership, developing, testing, manufacturing, packaging, storage, import, export, disposal, marketing, distributing, promoting, and complaint handling or adverse event reporting for the products of the Seller, except to the extent that such failure to comply with such applicable laws would not reasonably be expected to result in a Material Adverse Effect.

(h) Licenses.

(i) Licenses. Except as set forth on Schedule 4.1(h)(i) of the Disclosure Schedule, there are no In-Licenses and no Out-Licenses (any In-License set forth on Schedule 4.1(h)(i) of the Disclosure Schedule, an “Existing In-License” and any Out-License set forth on Schedule 4.1(h)(i) of the Disclosure Schedule, an “Existing Out-License”, and collectively, the “Existing Licenses”). A true, correct and complete copy of each Existing License has been provided to the Buyer by the Seller. Neither the Seller nor any of its Affiliates nor the respective counterparty thereto has made or entered into any amendment, supplement or modification to, or granted any waiver under any provision of any Existing License.

(ii) Validity and Enforceability of Licenses. Each Existing License is a valid and binding obligation of each counterparty thereto. Each Existing License is enforceable against each counterparty thereto in accordance with its terms except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law). Neither the Seller nor any of its Affiliates has received any written notice in connection with any Existing License challenging the validity, enforceability or interpretation of any provision of such agreement.

(iii) No Termination. Neither the Seller nor any of its Affiliates has (A) given notice to a counterparty of the termination of any Existing License (whether in whole or in part) or any notice to a counterparty expressing any intention or desire to terminate any Existing License or (B) received from a counterparty thereto any written notice of termination of any Existing License

(whether in whole or in part) or any written notice from a counterparty expressing any intention or desire to terminate any Existing License.

(iv) No Breaches or Defaults. There is and has been no material breach or default under any provision of any Existing License either by the Seller or any of its Affiliates, or, to the Knowledge of the Seller, by the respective counterparty (or any predecessor thereof) thereto, and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any material breach or default either by the Seller or any of its Affiliates, or, to the Knowledge of the Seller, by the respective counterparty to such agreement.

(v) Payments Made. The respective counterparty of each Existing Out-License has made all payments to the Seller or any of its Affiliates required under each Existing Out‑License as of the date hereof. The Seller and its Affiliates have made all payments to the respective counterparty of each Existing In-License required under each Existing In-License as of the date hereof.

(vi) No Assignments. Neither the Seller nor any of its Affiliates has assigned any of their rights or obligations under any such Existing License. Neither the Seller nor any of its Affiliates has consented to any assignment by the counterparty to any Existing License of any of such counterparty’s rights or obligations under any such Existing License. To the Knowledge of the Seller, the counterparty to any Existing License has not assigned any of its rights or obligations under any such Existing License to any Person.

(vii) No Indemnification Claims. Neither the Seller nor any of its Affiliates has notified any Person of any claims for indemnification under any Existing License nor has the Seller or any of its Affiliates received any claims for indemnification under any Existing License.

(viii) No Infringement. Neither the Seller nor any of its Affiliates has received any written notice from, or given any written notice to, any counterparty to any Existing License regarding any infringement of any of the Existing Patent Rights licensed thereunder.

(i) No Liens; Title to Product Collateral and Revenue Participation Right. The Seller is the sole and exclusive owner of all of the Product Collateral. None of the Product Collateral is subject to any Lien other than Permitted Liens. The Seller has the full right to sell, transfer, convey and assign to Buyer all of the Seller’s rights and interests in and to the Revenue Participation Right being sold, transferred, conveyed and assigned to the Buyer pursuant to this Agreement without any requirement to obtain the consent of any Person. The claims and rights of the Buyer created by this Agreement in and to the Revenue Participation Right and any other Product Collateral are not subordinated in right of payment to any creditor of the Seller or any other Person. Upon the Closing, the Seller will convey to Buyer, subject to the terms and conditions set forth in this Agreement, good and marketable title to the Revenue Participation Right, free and clear of all Liens.

(j) Manufacturing; Supply. All Products have, since [***], been manufactured, transported, stored and handled in all material respects in accordance with applicable law, including with good manufacturing practices to the extent required by applicable law. Since [***], neither the Seller nor any Affiliate of the Seller has experienced any failures in the manufacturing or supply of any Product that, individually or in the aggregate, have had or would reasonably be expected to result in a Material Adverse Effect. The Seller has on hand or has made adequate provisions to secure sufficient clinical quantities the Product to complete all clinical trials and all activities required for U.S. Marketing Approval, in each case, that are ongoing or planned as of the date hereof. The Seller has on hand or has made adequate provisions to secure sufficient quantities of the Product to support the commercial launch of the Product in the Territory.

(k) Intellectual Property.

(i) Schedule 4.1(k)(i) of the Disclosure Schedule lists all of the currently existing Patents included within the Patent Rights (the “Existing Patent Rights”). The Seller is the sole and exclusive owner of all of the Existing Patent Rights. Schedule 4.1(k)(i) of the Disclosure Schedule specifies as to each listed patent or patent application the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, including the respective patent or application numbers.

(ii) Neither the Seller nor any of its Subsidiaries is a party to any pending and, to the Knowledge of the Seller, there is no threatened, litigation, interference, reexamination, opposition or like procedure involving any of the Existing Patent Rights.

(iii) All of the issued Patents in the Territory within the Existing Patent Rights are (A) to the Knowledge of the Seller, valid and enforceable, and (B) in full force and effect. None of the issued Patents in the Territory within the Existing Patent Rights have lapsed, expired or otherwise terminated. Neither Seller nor any of its Subsidiaries has received any written notice relating to the lapse, expiration or other termination of any of the issued Patents in the Territory within the Existing Patent Rights, and neither Seller nor its Subsidiaries has received any written legal opinion that alleges that, an issued Patent within any of the Existing Patent Rights is invalid or unenforceable.

(iv) Neither the Seller nor any of its Subsidiaries has received any written notice that there is any, and, to the Knowledge of the Seller, there is no, Person who is or claims to be an inventor under any of the Existing Patent Rights who is not a named inventor thereof.

(v) Neither the Seller nor its Affiliates has received any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of the Seller in and to, or the patentability, validity or enforceability of, any of the Existing Patent Rights, or asserting that the development, manufacture, importation, sale, offer for sale or use of the Product infringes, misappropriates or otherwise violates or will infringe, misappropriate or otherwise violate such Person’s Patents or other intellectual property rights.

(vi) To the Knowledge of the Seller, the discovery, development manufacture, importation, sale, offer for sale or use of the Product, in each case in the form the Product exists as of the date hereof and as such activity is currently contemplated by the Seller, has not and will not, infringe, misappropriate or otherwise violate any Patents or other intellectual property rights owned by any Third Party.

(vii) To the Knowledge of the Seller, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Patent Rights or Know-How Rights.

(viii) The Seller has paid all maintenance fees, annuities and like payments required as of the date hereof with respect to each of the Existing Patent Rights in the Territory.

(l) Indebtedness. Schedule 4.1(l) sets forth a complete list of the outstanding Indebtedness of the Seller and its Subsidiaries in excess of [***] in the aggregate.

(m) Solvency. The Seller has determined that, and by virtue of its entering into the transactions contemplated by the Transaction Documents to which the Seller is party and its authorization, execution and delivery of the Transaction Documents to which the Seller is party, the Seller’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in the best interests of the Seller and its stockholders. Upon consummation of the transactions contemplated by the Transaction Documents on the date hereof and the application of the proceeds therefrom, the Seller will be Solvent.

(n) Foreign Corrupt Practices Act. Neither the Seller nor, to the Knowledge of the Seller, any of its directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Seller or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Seller nor, to the Knowledge of the Seller, any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Seller further represents that it has maintained, and has caused each of its Subsidiaries to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies designed to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law, and designed to ensure that all books and records of the Seller accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. To the Knowledge of the Seller, neither the Seller nor any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

(o) Lien Related Representation and Warranties. The Seller’s exact legal name is, and for the immediately preceding 10 years has been, “Candel Therapeutics, Inc.” The Seller is, and for the prior 10 years has been, incorporated in the State of Delaware.

(p) Brokers’ Fees. Except as set forth on Schedule 4.1(p) of the Disclosure Schedule, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

(q) [***].

Section 4.2 Buyer’s Representations and Warranties. The Buyer hereby represents and warrants to the Seller that:

(a) Existence; Good Standing. The Buyer is an Umbrella Irish collective asset-management vehicle with segregated liability between sub-funds that is duly formed, duly organized, and validly existing under the laws of the Republic of Ireland.

(b) Authorization. The Buyer has the requisite power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.

(c) Enforceability. This Agreement has been duly executed and delivered by an authorized person of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d) No Conflicts. The execution, delivery and performance by the Buyer of this Agreement do not and will not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a default under any material Contract or Judgment binding upon or applicable to the Buyer.

(e) Consents. Except for any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.

(f) No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

(g) Financing. The Buyer will have sufficient cash to pay the Purchase Price at the Closing. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

(h) Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.3 No Implied Representations and Warranties. The Buyer acknowledges and agrees that, other than the express representations and warranties of the Seller specifically contained in this Agreement, (a) there are no representations or warranties of the Seller either expressed or implied with respect to the Patent Rights or Royalty Payment and that the Buyer shall have no remedies in respect of, any representation or warranty not specifically set forth in this Agreement, and all other representations and warranties are hereby expressly disclaimed, and (b) nothing contained herein guarantees that sales of any Product or the aggregate Royalty Payments due to the Buyer will achieve any specific amounts (it being understood and agreed that nothing in this Section 4.3 shall limit in any way the Seller’s obligations under ARTICLE 8). Notwithstanding the foregoing, claims for fraud, gross negligence, or willful misconduct shall not be waived or limited in any way by this Section 4.3.

ARTICLE 5
CONDITIONS TO CLOSING

Section 5.1 Effective Date Actions. Prior to or contemporaneously with the execution of this Agreement:

(a) The Buyer shall have received a certificate of an authorized officer of the Seller, dated as of the date of this Agreement, certifying as to (i) the incumbency of each officer of the Seller executing this Agreement and (ii) the attached thereto copies of the Seller’s (A) certificate of incorporation, (B) bylaws, and (C) resolutions adopted by the Seller’s Board of Directors and/or duly appointed committee authorizing the execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby.

(b) The Seller shall have received a certificate of an authorized person of the Buyer, dated the date of this Agreement, certifying as to the incumbency of the officers executing this Agreement on behalf of the Buyer.

(c) The Seller shall have paid the Transaction Expenses incurred and invoiced to the Seller within one Business Day of its receipt of invoice (or on or prior to the Effective

Date to the extent invoiced on or prior to the Effective Date).

Section 5.2 Conditions to the Buyer’s Obligations. The obligations of the Buyer to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a) The Seller shall have received a Marketing Approval [***] (“U.S. Marketing Approval”) on or prior to the Marketing Approval Deadline, and such Marketing Approval shall not have been withdrawn by the FDA. The Buyer shall have received a certificate executed by an authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(b) Within [***] Business Days after the date the Seller receives the U.S. Marketing Approval, the Seller shall have either (x) repaid in full the Trinity Indebtedness, and all agreements and instruments evidencing or governing such Indebtedness and all lending or other commitments thereunder shall have been terminated and all Liens securing such Indebtedness shall have been released, and the Buyer shall have received such reasonable evidence as it shall reasonably have requested as to the satisfaction of such conditions or (y) entered into an Acceptable Intercreditor Agreement with respect to such Trinity Indebtedness (or any Refinancing Indebtedness thereof) (collectively, the “Indebtedness Condition”).

(c) The Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and the Buyer shall have received a certificate executed by a duly authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(d) The Seller shall have delivered to the Buyer an updated Disclosure Schedule 4.1(k)(i).

(e) The representations and warranties of the Seller contained in Section 4.1 shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made at and as of the date hereof and as of the Closing Date, respectively, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided that, to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date or such other date, as applicable. The Buyer shall have received a certificate executed by an authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(f) No event or events shall have occurred, or be reasonably likely to occur, that, individually or in the aggregate, have had or would reasonably be expected to result in a Material Adverse Effect. The Buyer shall have received a certificate executed by a duly authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(g) The Buyer shall have received financing statements naming the Seller as a seller or debtor, as applicable and the Buyer as a buyer or secured party, as applicable, or other similar instruments, registrations, or documents, in each case suitable for filing under the UCC (or equivalent law) of all jurisdictions as may be necessary or, in the reasonable opinion of the Buyer, desirable to perfect the Back-Up Security Interest in the Product Collateral and the sale of the Revenue Participation Right.

(h) There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(i) There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person challenging or seeking to make illegal, to obtain material damages, to delay materially or otherwise directly or indirectly to materially restrain or to prohibit the consummation of the transactions contemplated hereby.

(j) No Event of Default shall have occurred and be continuing, and the Seller will be Solvent.

(k) The Buyer shall have received a valid, properly executed IRS Form W-9 certifying that the Seller is exempt from U.S. federal “backup” withholding Tax.

(l) The Seller shall have delivered to the Buyer the legal opinion of Goodwin Procter LLP, as counsel to the Seller, in form and substance reasonably acceptable to the Buyer and including the opinions listed on Exhibit C.

(m) At or prior to the Closing Date, the Seller shall have paid the aggregate amount of any and all Transaction Expenses actually incurred and invoiced prior to or on the Closing Date and not previously paid pursuant to Section 5.1(c); provided that the condition set forth in this Section 5.2(m) will be satisfied by the transfer by the Buyer of an amount equal to the Purchase Price minus the Transaction Expenses owed by the Seller under this Section 5.2(m).

Section 5.3 Conditions to the Seller’s Obligations. The obligations of the Seller to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a) The Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and the Seller shall have received a certificate executed by a duly authorized person of the Buyer, on the Closing Date certifying on behalf of the Buyer to the effect of the foregoing.

(b) The representations and warranties of the Buyer contained in Section 4.2 shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made at and as of the date hereof and Closing Date, respectively, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided that, to the extent that any such representation or warranty is qualified by the term “material,” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date or such other date, as applicable. The Seller shall have received a certificate executed by a duly authorized person of the Buyer, on the Closing Date certifying on behalf of the Buyer to the effect of the foregoing.

(c) There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(d) There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person challenging or seeking to make illegal, to obtain material damages, to delay materially or otherwise directly or indirectly to materially restrain or to prohibit the consummation of the transactions contemplated hereby.

(e) The Seller shall have received a valid, properly executed appropriate IRS Form W-8 (including any accompanying documentation and other applicable forms) certifying that the payments to Buyer with respect to the Revenue Participation Rights are within the scope of the exemption granted by the U.S.-Ireland Treaty.

Section 5.4 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this ARTICLE 5 to be satisfied, including for purposes of exercising any such party’s termination rights under ARTICLE 9, if such failure was directly or indirectly caused by such party’s breach of this Agreement.

ARTICLE 6

COVENANTS

Section 6.1 Reporting. As long as the Seller is subject to the reporting requirements of the Exchange Act, the Seller shall provide, or otherwise make available, to the Buyer copies of the Seller SEC Documents, it being understood and acknowledged that the Seller’s provision of Seller SEC Documents through the SEC’s EDGAR database or any successor thereto shall be deemed to satisfy the Seller’s requirement to provide or make available the Seller SEC Documents; provided that if the Seller ceases to be subject to the reporting requirements of the Exchange Act, including as a result of a Change of Control, the following clauses (a)-(e) shall apply:

(a) Promptly following the end of each Calendar Quarter, but in any event no later than [***] calendar days after the end of such Calendar Quarter, the Seller shall provide the Buyer a reasonably detailed quarterly report setting forth, with respect to such Calendar Quarter, (i) the Clinical Updates, (ii) the Commercial Updates, (iii) the Regulatory Updates, and (iv) the

Intellectual Property Updates, in each case of (i)–(iv), with respect to (A) the Territory, and (B) outside the Territory to the extent it would reasonably be expected to result in a material and adverse effect on the Products or any Product Rights in the Territory (the “Reports”).

(b) The Seller shall include in each Report as applicable any (i) material CMC updates and (ii) details as to the achievement of any development, regulatory, sales, or other milestone event set forth in each Out-License and In-License.

(c) The Seller shall promptly notify the Buyer (and in no event more than [***] Business Days of the Knowledge of the Seller of the following events) of (i) any material action, demand, suit, claim, cause of action, proceeding or investigation pending or, to the Knowledge of the Seller, threatened (in writing) by or against the Seller or any of its Subsidiaries, or (ii) any material proceeding or inquiry of any Governmental Entity pending or, to the Knowledge of the Seller, threatened (in writing) against the Seller or any of its Subsidiaries, in each case, related to any Product, the Product Collateral or any Transaction Document.

(d) In the event that the Seller or any of its Affiliates enters into any Permitted License, commercialization, co-promotion, collaboration, distribution, marketing or partnering program with respect to any Product or any Product Rights, in each case that grants a license with respect to the Intellectual Property Rights to any Subsidiary of the Seller, (i) at least [***] Business Days prior to the consummation of any such transaction if such transaction is material to the Seller (including any Permitted License) or (ii) promptly (and in any event within [***] Business Days) following consummation of any such transaction if such transaction is not material to the Seller, the Seller shall give the Buyer written notice thereof. Substantially concurrently with the delivery of such notice, the Seller shall cause any such Subsidiary to execute and deliver to the Buyer a joinder agreement and other documents reasonably requested and reasonably satisfactory to the Buyer in order to cause such Subsidiary to become a party to the applicable Transaction Documents as if such Subsidiary was a party thereto as of the date hereof.

(e) The Seller shall provide the Buyer with such additional information in its possession or control regarding the updates included in each Report as the Buyer may reasonably request from time to time. At the Buyer’s election, the Buyer shall be entitled to a quarterly update meeting, or as the Buyer may otherwise reasonably request, to discuss the Reports and the royalty reports delivered by the Seller pursuant to Section 6.2(b). The Seller shall prepare and maintain and shall cause its Affiliates and Licensees to prepare and maintain reasonably complete and accurate records of the information to be disclosed in each Report. All Reports, and the Confidential Information contained therein, shall be the Confidential Information of Seller and subject to the obligations of confidentiality set forth in ARTICLE 8.

(f) The Seller agrees that, prior to disclosing to the Buyer any information the Seller would, in the Seller’s reasonable judgment, consider material non-public information, including information that may be required to be provided in accordance with this Agreement, the Seller shall consult with Buyer and, if so instructed by Buyer, shall not share such information with the Buyer unless and until the Buyer provides prior written approval (which may include e-mail) for the Seller to provide such information to the Buyer. The Seller shall not be considered in breach of any provision of any Transaction Document as a result of Buyer’s election not to receive such information.

Section 6.2 Royalty Payments; Royalty Reports; Change of Control.

(a) For each Calendar Quarter beginning on the First Commercial Sale in the Territory until the Royalty Termination Date, the Seller shall pay to the Buyer, without any setoff or offset (subject, in each case, to Section 6.13), the Royalty Payment promptly but in any event no later than [***] Business Days after the earlier of the (i) date that Seller has filed the applicable Seller SEC Document in respect of each such Calendar Quarter and (ii) filing deadline of such applicable Seller SEC Document, taking into account any extensions thereof under SEC Form 12b-25 (provided, that if the Seller shall cease to be a public company subject to the requirements of the Exchange Act, the Seller must make payments pursuant to this Section 6.2(a) no later than [***] calendar days after the end of each Calendar Quarter).

(b) For each Calendar Quarter beginning on the First Commercial Sale in the Territory until the Royalty Termination Date, the Seller shall provide to Buyer a report, (in substantially the form to be reasonably agreed between Buyer and Seller within [***] calendar days of the date hereof) promptly, but in any event no later than [***] Business Days after the earlier of the (i) date that Seller has filed the applicable Seller SEC Document in respect of each such Calendar Quarter and (ii) filing deadline of such applicable Seller SEC Document, taking into account any extensions thereof under SEC Form 12b-25 (provided, that if the Seller shall cease to be a public company subject to the reporting requirements of the Exchange Act, the Seller must provide the reports pursuant to this Section 6.2(b) no later than [***] calendar days after the end of each Calendar Quarter), setting forth in reasonable detail (A) the calculation of Net Sales and Gross Sales, for the applicable Calendar Quarter and Calendar Year to date (including a detailed break-down of all permitted deductions from Gross Sales used to determine Net Sales and any Net Sales described in Section 6.5(e)), and (B) the calculation of the Royalty Payment payable to the Buyer for the applicable Calendar Quarter, identifying the number of units of Product sold by the Seller, its Affiliates and each Licensee in the Territory.

(c) Change of Control.

(i) If the Seller enters into a definitive Contract to consummate a Change of Control (such Contract, a “CoC Agreement”), the Seller shall have the option to prepay (the “Buy-Back Option”), or the Buyer may require the Seller to prepay or cause a prepayment (the “Buy-Back Requirement”) of, a prespecified amount (the “CoC Payment”) on the date of consummation of such Change of Control (the “CoC Date”) to the Buyer, with such amount to be based on the CoC Date, as follows: (a) [***] if the CoC Date is on or prior to the Closing Date, (b) [***] if the CoC Date is after the Closing Date but on or prior to the first anniversary of the Closing Date, (c) [***] if the CoC Date is after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, and (d) an amount equal to [***] minus the aggregate amount of all Royalty Payments received by the Buyer from the Seller as of the CoC Date if the CoC Date is after the second anniversary of the Closing Date. Notwithstanding the foregoing, the Seller shall not have the Buy-Back Option if the failure to satisfy the conditions set forth in ARTICLE 5 was caused by the Seller’s failure to achieve the Indebtedness Condition or to use such efforts to cause the Closing to occur as required by Section 6.10.

(ii) Upon the Seller entering into a CoC Agreement, the Seller shall promptly but no later than [***] Business Days thereafter deliver notice of the Seller entering into such CoC Agreement to the Buyer, including whether the Seller is exercising the Buy-Back Option. If the Seller elects to exercise the Buy-Back Option, or if the Buyer exercises the Buy-Back Requirement by delivering notice to the Seller within [***] Business Days after receiving such notice from the Seller, the Seller shall pay the applicable CoC Payment to the Buyer upon the consummation of such Change of Control. The Seller’s obligation to pay such CoC Payment following the Seller’s exercise of the Buy-Back Option or the Buyer’s exercise of the Buy-Back Requirement shall be contingent upon the consummation of such Change of Control. If such Change of Control is not consummated, the exercise of such Buy-Back Option or such Buy-Back Requirement shall be void.

(iii) Notwithstanding any of the foregoing to the contrary, in the event the Buy-Back Option or Buy-Back Requirement is exercised and the Change of Control is consummated during any Calendar Quarter during which the Seller has invoiced, billed or otherwise recorded Net Sales and would otherwise be obligated to make a Royalty Payment to the Buyer, the Seller shall be obligated to make all Royalty Payments otherwise due in accordance with Section 6.2(a) for all such Net Sales up to the date the Seller remits the applicable CoC Payment to the Buyer, and such CoC Payment shall include the foregoing amount of such Royalty Payment.

(d) Any payments required to be made by either party under this Agreement shall be made in United States Dollars via electronic funds transfer or wire transfer of immediately available funds to such bank account as the other party shall designate in writing prior to the date of such payment.

(e) A late fee of [***] over the Prime Rate (calculated on a per annum basis) will accrue on all unpaid amounts with respect to any payments due to the Buyer hereunder from the date such obligation was due. The imposition and payment of a late fee shall not constitute a waiver of the Buyer’s rights with respect to such payment default.

Section 6.3 Disclosures. Except (a) for a press release previously approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text as such press release and (b) any disclosure required by applicable law, by the rules and regulations of any securities exchange or market on which any security of such party hereto may be listed or traded or by any Governmental Entity of competent jurisdiction, neither the Buyer nor the Seller shall, and each party hereto shall cause its Affiliates not to, without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, delayed or conditioned), issue any press release or make any other public disclosure with respect to this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby. The Buyer acknowledges that it will be necessary for the Seller to file this Agreement with the SEC and to make other public disclosures regarding the terms of this Agreement and payments made under this Agreement in its reports filed with the SEC, and the Seller agrees that it will provide the Buyer a reasonable opportunity to review and comment on any proposed redactions to the copy of this Agreement to be filed with the SEC, as well as on such other public disclosures made by the Seller relating to the Buyer or this Agreement or the transactions contemplated hereby (e.g., press releases or Current Report on Form 8-K), provided that the Seller shall not be required to provide the Buyer the opportunity to review and comment on any disclosure substantively identical to any disclosure previously reviewed and commented upon by the Buyer.

Section 6.4 Inspections and Audits of the Seller. Following the Closing, upon at least [***] Business Days written notice and during normal business hours, no more frequently than once per Calendar Year, the Buyer may cause an inspection and/or audit by an independent public accounting firm reasonably acceptable to the Seller to be made of the Seller’s books of account for the three Calendar Years prior to the audit for the purpose of determining the correctness of the calculation of the Royalty Payments made under this Agreement. Upon the Buyer’s reasonable request, no more frequently than once per Calendar Year while any Out-License for Commercializing Product in the Territory remains in effect, the Seller shall use Commercially Reasonable Efforts to exercise any rights it may have under such Out-License to cause an inspection and/or audit by an independent public accounting firm to be made of the books of account of any counterparty thereto for the purpose of determining the correctness of the calculation of the Royalty Payments made under this Agreement. Seller shall notify Buyer in writing if it initiates an inspection and/or audit of the books of account of any counterparty to an Out-License to the extent such inspection and/or audit is related to the Royalty Payments, and shall provide to Buyer a redacted copy of any report relating thereto within [***] Business Days of receipt thereof; provided that any redactions to such report shall not include any information necessary to determine the correctness of the calculation of the Royalty Payments made under this Agreement. All of the out-of-pocket expenses of any inspection or audit requested by the Buyer hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne solely by the Buyer, unless the independent public accounting firm determines that Royalty Payments previously paid to Buyer during the period of the audit were underpaid by an amount greater than 5% of the Royalty Payments actually paid during such period, in which case such expenses shall be borne by the Seller. Any such accounting firm or Seller shall not disclose the confidential information of the Seller or any such Licensee relating to any Product to the Buyer, except to the extent such disclosure is necessary to determine the correctness of Royalty Payments or otherwise would be included in a Report. All information obtained by the Buyer as a result of any such inspection or audit shall be Confidential Information subject to ARTICLE 8. If any audit discloses any underpayments by the Seller to the Buyer, then such underpayment shall be paid by the Seller to the Buyer within [***] calendar days of it being so disclosed (and such underpayment shall not be deemed an Event of Default during such [***] calendar days period). If any audit discloses any overpayments by the Seller to the Buyer, then the Seller shall have the right to credit the amount of the overpayment against each subsequent quarterly Royalty Payment due to the Buyer until the overpayment has been fully applied. If the overpayment is not fully applied prior to the final quarterly Royalty Payment due hereunder, the Buyer shall promptly refund an amount equal to any such remaining overpayment.

Section 6.5 Intellectual Property Matters.

(a) The Seller shall, at its sole expense, either directly or by causing any Licensee in the Territory or, to the extent the failure to take such action would reasonably be expected to result in a material and adverse effect on any Products or Product Rights in the Territory, outside the Territory, to do so, use Commercially Reasonable Efforts to (i) take such actions (including using Commercially Reasonable Efforts to take legal action to specifically enforce the applicable terms of any In-License or Out-License) and (ii) prepare, execute, deliver and file any and all agreements, documents or instruments, in each case ((i) and (ii)) that are necessary to diligently prosecute and maintain, and to avoid disclaimer or abandonment of, the Patent Rights in the Territory. The Seller shall (either directly or indirectly through a Licensee) use Commercially Reasonable Efforts to ensure that all patent applications in the Patent Rights are diligently prosecuted with the intent to protect the Products and the Product Rights in the Territory. In the exercise of its reasonable business discretion, the Seller (either directly or indirectly through a Licensee) shall use Commercially Reasonable Efforts to diligently defend or assert the Patent Rights against material infringement or interference by any other Persons in the Territory or outside the Territory to the extent failure to do so would reasonably be expected to result in a material and adverse effect on any Products or Product Rights in the Territory, and against any material claims of invalidity or unenforceability asserted by a Third Party in a court or administrative proceeding (including any reexamination, inter partes review, opposition, or like proceeding), including, without limitation, by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-interference, or by otherwise abating such infringement or claims of invalidity or unenforceability, in each case in the Territory, or outside the Territory to the extent failure to do so would reasonably be expected to result in a material and adverse effect on any Products or Product Rights in the Territory. Notwithstanding any other obligation of the Seller under this Section 6.5(a), the Seller shall (either directly or indirectly through a Licensee) (i) reasonably and in good faith evaluate and respond to (A) certifications made by a Third Party under paragraph IV of 21 U.S.C. §355(j)(2)(A)(vii) or §355(b)(2)(A) with respect to any Purple Book Patent and (B) any claim of invalidity or unenforceability by a Third Party against a Purple Book Patent, including in each case by initiating an appropriate legal action and (ii) not disclaim or abandon any Purple Book Patents.

(b) The Seller shall provide to the Buyer a copy of any written notice received by the Seller from a Third Party alleging or claiming that the making, having made, using, importing, offering for sale or selling of any Products infringes or misappropriates any Patents or other intellectual property rights of such Third Party, together with copies of material correspondence sent or received by the Seller related thereto, as soon as practicable and in any event not more than [***] Business Days following such delivery or receipt.

(c) The Seller shall promptly inform the Buyer of any infringement by a Third Party of any Patent Right of which any of the individuals named in the definition of “Knowledge of the Seller” (or the successors of such Person at the Seller) becomes aware. Without limiting the foregoing, the Seller shall provide to the Buyer a copy of any written notice of any suspected infringement of any Patent Rights delivered or received by the Seller, as well as copies of material correspondence related thereto, as soon as practicable and in any event not more than [***] Business Days following such delivery or receipt.

(d) Within [***] Business Days of initiating, or permitting a Licensee to initiate, an enforcement action regarding any suspected infringement by a Third Party of any Patent Right, the Seller shall provide the Buyer with written notice of such enforcement action.

(e) If the Seller recovers monetary damages from a Third Party in an action brought for such Third Party’s infringement of any Patent Rights in the Territory in a manner that is competitive with any Products, where such damages, whether in the form of judgment or settlement, are awarded for such infringement of such Patent Rights in the Territory, (i) such recovery will be allocated first to the reimbursement of any expenses incurred by the Seller, its Affiliates, their respective Licensees or the Buyer (including all reasonable attorney’s fees), as applicable, and (ii) any residual amount of such damages after application of clause (i) will be treated as Net Sales.

Section 6.6 In-Licenses.

(a) The Seller shall promptly (and in any event within [***] Business Days) provide the Buyer with (i) executed copies of any In-License entered into by the Seller or its Affiliates, and (ii) executed copies of each amendment, supplement, modification or written waiver of any provision of any In-License.

(b) The Seller shall use Commercially Reasonable Efforts to comply in all material respects with its obligations under any In-Licenses with respect to the Products or any Product Rights in the Territory and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within [***] Business Days, after receipt of any (written or oral) notice from a counterparty to any In-License or its Affiliates of an alleged material breach under any In-License, the Seller shall provide the Buyer a copy thereof. The Seller shall use its Commercially Reasonable Efforts to cure any material breaches by it under any In-License and shall give written notice to the Buyer upon curing any such breach. The Seller shall provide the Buyer with written notice following becoming aware of any party’s material breach of its obligations under any In-License. The Seller shall not terminate any In-License without providing the Buyer prior written notice. Promptly, and in any event within [***] Business Days following the Seller’s notice to a counterparty to any In-License of an alleged material breach by such counterparty under any such In-License, the Seller shall provide the Buyer a copy thereof.

Section 6.7 Out-Licenses.

(a) Subject to the remainder of this Section 6.7(a), the Seller shall not enter into an Out-License with any Person to Commercialize any Product in the Territory unless, subject to compliance with this Section 6.7, it has received the Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), provided that such Out-License shall not assign or otherwise convey title to or impose any Lien on any of the Product Collateral, other than the grant of the license or sublicense thereunder, in favor of the Licensee (any such license, a “Permitted License”). Notwithstanding the foregoing, subject to compliance with this Section 6.7, the Seller may enter into (i) and Out-License with a Qualified Licensee, or (ii) an Out-License with a Third Party to research, develop or manufacture any Product in the Territory, in each case of clauses (i) and (ii), without the Buyer’s prior written consent, provided that such license shall not assign or otherwise convey title to or impose any Lien on any of the Product Collateral, other than the grant of the license or sublicense thereunder, in favor of such Third Party (and any such license in each case of clauses (i) and (ii) shall be deemed a Permitted License hereunder).

(b) The Seller shall promptly (and in any event within [***] Business Days) provide the Buyer with (i) executed copies of each Out-License that grants any rights to any Product or Product Rights (A) in the Territory or (B) outside the Territory to the extent such rights would reasonably be expected to result in a material and adverse effect on any Products or Product Rights in the Territory and (ii) executed copies of each amendment, supplement, modification or written waiver of any material provision of any such Out-License.

(c) The Seller shall include in all Out-Licenses that grant rights to Commercialize any Product in the Territory provisions (i) requiring the licensee to provide to Seller all information that Seller is required to provide in the reports provided to the Buyer under Section 6.2(b) and within the same time frame as required under Section 6.2(b), (ii) allowing the Seller to provide such reports to the Buyer (and the Seller hereby covenants to provide such reports promptly to the Buyer after the Seller’s receipt thereof) and (iii) for inspection and audit rights consistent in all material respects with the Buyer’s rights to audit the Seller set forth in Section 6.4.

(d) The Seller shall provide the Buyer prompt (and in any event within [***] Business Days of Seller’s knowledge of such event) written notice of a Licensee’s material breach of its obligations under any Out-License that grants any rights to any Product or Product Rights (i) in the Territory, or (ii) outside the Territory to the extent such breach would reasonably be expected to have a material and adverse effect on any Products or Product Rights in the Territory, in each case of which any of the individuals named in the definition of “Knowledge of the Seller” (or the successors of such Person at the Seller) becomes aware.

(e) The Seller shall provide the Buyer with written notice promptly (and in any event within [***] Business Days) following the termination of any Out-License that grants any rights to any Product or Product Rights (i) in the Territory, or (ii) outside the Territory to the extent such termination would reasonably be expected to have a material and adverse effect on any Products or Product Rights in the Territory.

Section 6.8 Royalty Transactions; Indebtedness.

(a) At or prior to the Closing, the Seller shall satisfy the Indebtedness Condition. If reasonably requested by the Seller, the Buyer shall cooperate in good faith to promptly negotiate an Acceptable Intercreditor Agreement.

(b) The Seller shall not, and shall not permit any of its Subsidiaries to, enter into, create, incur, assume or suffer to exist any Royalty Transaction or any Restricted Indebtedness; provided that, the Seller and its Subsidiaries shall be permitted, without Buyer’s consent, to enter into any Royalty Transaction following the first anniversary of the Closing Date subject to the terms and conditions of this Agreement; provided, further, that any such Royalty Transaction that is secured by a Lien on the Product Collateral shall be subject to an Acceptable

Intercreditor Agreement. As a condition to the incurrence of any secured Permitted Indebtedness for borrowed money with one or more lenders that is secured by the Product Collateral, the Seller shall enter, and cause such lender or lenders or any agent, representative or trustee acting on behalf of such lender or lenders to enter into an Acceptable Intercreditor Agreement.

Section 6.9 Diligence. The Seller shall use Commercially Reasonable Efforts to (i) complete clinical development of the Product in the Territory as required for U.S. Marketing Approval, (ii) obtain and maintain the U.S. Marketing Approval, and (iii) obtain and maintain Marketing Approvals for the Product for the Approved Indication in the Territory, and (iv) following Marketing Approval of any Product in the Territory, Commercialize such Product in the Territory. In furtherance of the foregoing, the Seller shall use Commercially Reasonable Efforts to prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary or desirable to secure and maintain such Marketing Approvals for the Product in the Territory, and the Seller shall use Commercially Reasonable Efforts to not withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of the such Marketing Approvals for the Product in the Territory.

Section 6.10 Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, each of the Seller and the Buyer will use its commercially reasonable efforts prior to the Closing to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by this Agreement. Each of the Buyer and the Seller agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and valid right, title, and interest in and to the Revenue Participation Right, which is, as of the Closing, free and clear of all Liens.

Section 6.11 Further Assurances.

(a) After the Closing, the Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement. After the Closing, the Seller shall use its Commercially Reasonable Efforts to obtain and maintain any required consents, acknowledgements, certificates or waivers reasonably necessary for the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which it is a party .

(b) The Buyer and the Seller shall cooperate and provide assistance as reasonably requested by the other party, at the expense of such other party (other than expenses that are Losses subject to indemnification in accordance with ARTICLE 7), in connection with any Third Party litigation, arbitration or other Third Party proceeding with respect to the Revenue Participation Right, or the Product Collateral (whether threatened, existing, initiated, or contemplated prior to, on or after the date hereof) to which any party hereto or any of its officers, directors, shareholders, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interests, in each case relating to this Agreement, any other Transaction Document, the Revenue

Participation Right or any other Product Collateral, or the transactions described herein or therein.

Section 6.12 No Impairment of Revenue Participation Right or Back-Up Security Interest. Notwithstanding anything herein to the contrary, the Seller shall not, and shall not permit any Subsidiary to, as may be applicable (i) enter into or propose or deliver any Contract (or make or propose any amendments, modifications waivers or notices in connection with any Contract) that imposes a Lien upon, or otherwise sells, transfers, hypothecates, assigns, conveys title (in whole or in part), grants any right to, or otherwise disposes of any portion of the Revenue Participation Right or the Product Collateral (except for (a) a Permitted Lien on the Product Collateral pursuant to any agreement evidencing any secured Indebtedness permitted by clause (b) of the definition of Permitted Indebtedness, (b) for those grants of licenses and sublicenses contemplated by and granted pursuant to Section 6.7(a), or (c) a Change of Control subject to the requirements of (x) Section 6.2(c) or (y) if neither Seller nor Buyer elects the Buy-Back Option or the Buy-Back Requirement in accordance with Section 6.2(c), respectively, Section 11.4); (ii) knowingly take any action or knowingly fail to act in a manner, in each case that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; or (iii) take any action or engage in any transaction (or series of actions or transactions), whether by reorganization, transfer of assts, merger, dissolution, amendment of organization documents or otherwise, the primary purpose of which is to evade, avoid or seek to avoid the performance or observance of the covenants, agreements or obligations of the Seller under the Transaction Documents. At the Closing Date, the Seller shall grant in favor of Buyer, and take such additional actions as reasonably requested by Buyer to ensure that thereafter Buyer has a valid, continuing, first priority security interest in and to all right, title and interest in, to and under the Revenue Participation Right, the Royalty Payments, and the Product Collateral in accordance with the terms set forth in Section 2.1.

Section 6.13 Certain Tax Matters.

(a) The Seller and the Buyer agree that for applicable Tax purposes, (a) the Seller and the Buyer shall treat the transactions contemplated by this Agreement as a sale of the Revenue Participation Right and (b) any and all amounts remitted by the Seller to the Buyer after the Closing Date pursuant to this Agreement shall be treated as received by the Seller as agent for the Buyer and shall be treated as “royalties” within the meaning of Article 12 or “Other Income” within the meaning of Article 22, in each case, of the Convention Between the Government of the United States of America and the Government of Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect to Taxes on Income and Capital Gains (the “U.S.-Ireland Treaty”). The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 6.13(a) on any Tax return or in any audit or other Tax-related administrative or judicial proceeding unless the other party hereto has consented in writing (such consent not to be unreasonably withheld, conditioned or delayed) to such actions. If there is an inquiry by any Governmental Entity of the Buyer or the Seller related to the treatment described in this Section 6.13(a), the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner which is consistent with this Section 6.13(a).

(b) Notwithstanding anything to the contrary in this Agreement, each of the parties shall be entitled to withhold and deduct (or cause to be withheld and deducted) from any amount payable under this Agreement to the other party any Tax that the Buyer or the Seller, as applicable, reasonably determines that it is required to withhold and deduct under applicable law, and (i) any such amount withheld and deducted shall be treated for all purposes of this Agreement as being paid to the other party and (ii) the withholding party shall not be required to pay any additional amount to the other party in respect of such amount withheld and deducted; provided that each of the Buyer and the Seller shall give the other party reasonable prior notice and the opportunity, in good faith, to contest and prevent such withholding and deduction. The parties hereto shall use commercially reasonable efforts to give or cause to be given to the other party hereto such assistance and such information concerning the reasons for withholding or deduction (including, in reasonable detail, the method of calculation for the deduction or withholding thereof) as may be reasonably necessary to enable the Buyer or the Seller, as applicable, to claim exemption therefrom, or credit therefor, or relief (whether at source or by reclaim) therefrom, and, in each case, shall furnish the Buyer or the Seller, as applicable, with proper evidence of the taxes withheld and deducted and remitted to the relevant taxing authority.

(c) Promptly after any assignment by the Buyer pursuant to Section 11.4, the Buyer shall cause the assignee(s) to provide to the Seller (i) if such assignee is a “United States person” within the meaning of Section 7701(a)(30) of the Code, a valid, properly executed IRS Form W-9, or (ii) if such assignee is not a United States person within the meaning of Section 7701(a)(30) of the Code, (A) a valid, properly executed IRS Form W-8BEN-E certifying that it is exempt from U.S. federal withholding Tax in respect of payments with respect to the Revenue Participation Right under the U.S.-Ireland Treaty (or other applicable United States income Tax treaty), (B) a valid, properly executed IRS Form W-8IMY, accompanied by the applicable valid and properly executed IRS Form(s) W-8 (and other appropriate documentation and forms) certifying that the applicable beneficial owner is exempt from U.S. federal withholding Tax in respect of payments with respect to the Revenue Participation Right or valid, properly executed IRS Form(s) W-9, from the applicable beneficial owner, or (C) other valid, properly executed IRS Form W-8 (and other appropriate documentation and forms) establishing that payments to such assignee with respect to the Revenue Participation Right are exempt from U.S. federal withholding Tax, in each case, as applicable.

(d) The Buyer agrees that if any form(s) or certification(s) it previously delivered pursuant to Section 5.3(d) (or, in the case of an assignee under Section 11.4, pursuant to Section 6.13(c)) expires or becomes obsolete or inaccurate in any respect, Buyer (or assignee) shall update such form or certification or promptly notify the Seller in writing of its legal inability to do so.

ARTICLE 7
INDEMNIFICATION

Section 7.1 General Indemnity. From and after the Closing:

(a) the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of the Seller in this Agreement, and (ii) any breach of any of the covenants or agreements of the Seller in this Agreement; and

(b) the Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (the “Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of the Buyer in this Agreement, and (ii) any breach of any of the covenants or agreements of the Buyer in this Agreement.

Section 7.2 Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this ARTICLE 7, the Indemnified Party shall so notify the other party from whom indemnification is sought under this ARTICLE 7 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Party intends to claim any Loss under this ARTICLE 7, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 7.2 shall not limit the obligation of the Indemnifying Party under this ARTICLE 7, except to the extent such Indemnifying Party is actually prejudiced thereby.

Section 7.3 Limitations on Liability.

(a) Except for claims arising from a breach of confidentiality obligations under ARTICLE 8 or in cases of fraud, gross negligence, or willful misconduct, no party hereto shall be liable for any consequential, punitive, special or incidental damages under this ARTICLE 7 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any representation, warranty, covenant or agreement of such party (including under this ARTICLE 7) in or pursuant to this Agreement. In connection with the foregoing, the parties hereto acknowledge and agree that (i) the Buyer’s damages, if any, for any such action or claim will typically include Losses for Royalty Payments that the Buyer was entitled to receive in respect of its ownership of the Royalty Payments but did not receive timely or at all due to such indemnifiable event and (ii) the Buyer shall be entitled to make claims for all such missing or delayed Royalty Payments as Losses hereunder, and such missing or Royalty Payments shall not be deemed consequential, punitive, special, indirect or incidental damages and such Losses recovered by the Buyer shall be considered Royalty Payments hereunder.

(b) [***].

Section 7.4 Exclusive Remedy. Except as set forth in Section 11.11, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this ARTICLE 7 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any Losses (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach. Notwithstanding anything to the contrary in this Agreement, claims for fraud, gross negligence, or willful misconduct shall not be waived or limited in any way by this ARTICLE 7.

Section 7.5 Tax Treatment of Indemnification Payments. For all purposes hereunder, any indemnification payments made pursuant to this ARTICLE 7 will be treated as an adjustment to the Purchase Price for U.S. federal income tax to the fullest extent permitted by applicable law.

ARTICLE 8
CONFIDENTIALITY

Section 8.1 Confidentiality. Except as provided in this ARTICLE 8, Section 11.4 or otherwise agreed in writing by the parties, the parties hereto agree that, during the term of this Agreement and for [***] years thereafter, each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement or any other agreement;

(d) is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or

(e) is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.

Section 8.2 Authorized Disclosure.

(a) Either party hereto may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(i) prosecuting or defending litigation;

(ii) complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(iii) complying with a valid order of a court of competent jurisdiction or other Governmental Entity;

(iv) for regulatory, Tax or customs purposes;

(v) for audit purposes, provided that each recipient of Confidential Information must be bound by customary and reasonable obligations of confidentiality and non-use prior to any such disclosure;

(vi) disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each such recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non-use at least as stringent as those imposed upon the parties hereunder prior to any such disclosure;

(vii) upon the prior written consent of the Disclosing Party;

(viii) disclosure to its potential or actual investors, financing sources, other sources of funding, including debt financing sources, partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided that such disclosure shall be made only to the extent customarily required to consummate or required to perform such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

(ix) as is necessary in connection with a permitted assignment pursuant to Section 11.4.

(b) Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 8.2(a)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information.

(c) Effective upon the date hereof, any confidentiality agreement entered into by the parties hereto shall terminate and be of no further force or effect, and shall be superseded by the provisions of this ARTICLE 8.

ARTICLE 9
TERMINATION

Section 9.1 Mutual Termination. This Agreement may be terminated by mutual written agreement of the Buyer and the Seller.

Section 9.2 Buyer Termination Upon Failure to Achieve Closing Conditions. [***].

Section 9.3 Buyer Termination for BlackBox Warnings or Unexpected Contraindications. On or prior to the Marketing Approval Deadline (including any extension thereof), if the Seller receives U.S. Marketing Approval with any BlackBox Warnings or one or more Unexpected Contraindications, then the Buyer may terminate this Agreement immediately by delivering written notice to the Seller of such election.

Section 9.4 Automatic Termination Following Royalty Termination Date. Unless earlier terminated as provided in Section 9.1, Section 9.2, Section 9.3 or Section 9.4, following the date hereof, this Agreement shall continue in full force and effect until [***] calendar days after the Royalty Termination Date, at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.

Section 9.5 Automatic Termination upon CoC Payment. Upon Buyer’s receipt of the applicable CoC Payment, this Agreement shall automatically terminate.

Section 9.6 Effect of Termination. If the Buyer terminates this Agreement under Section 9.2(b) due to the Seller failing to achieve the Indebtedness Condition, then the Seller shall pay to the Buyer [***] within [***] Business Days of receipt of the applicable notice under Section 9.2(b). Upon termination of this Agreement, all rights and obligations of the parties hereunder and in respect of the Revenue Participation Right (other than any obligation or right accruing prior to such termination or as a result of such termination) shall automatically be deemed to be released and irrevocably terminated without any further action of the parties hereunder.

Section 9.7 Survival. Notwithstanding anything to the contrary in this ARTICLE 9, the following provisions shall survive termination of this Agreement: Section 6.3 (Disclosures), Section 6.4 (Inspections and Audits of the Seller) (unless terminated prior to Closing), ARTICLE 7 (Indemnification), ARTICLE 8 (Confidentiality), Section 9.6 (Effect of Termination) (solely if the Buyer terminates this Agreement under Section 9.2(b)), this Section 9.7 (Survival) and ARTICLE 11 (Miscellaneous). Termination of the Agreement shall not relieve any party hereto of any obligation or right accruing prior to such termination or as a result of such termination, including any liability in respect of breaches under this Agreement by any party on or prior to such termination.

ARTICLE 10
EVENTS OF DEFAULT REMEDIES

Section 10.1 Remedies Upon Event of Default. If any Event of Default under clause (d) of the definition thereof has occurred and is continuing, the Seller shall immediately pay the Royalty Cap amount (less the aggregate of all of the payments of the Seller in respect of the Royalty Payments made to the Buyer prior to such date) to the Buyer or the Buyer’s designee without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration or any other notice or declaration of any kind, all of which are hereby expressly waived by the Seller. In addition, if any other Event of Default has occurred and is continuing, the Buyer may declare any or all of the Royalty Cap amount (less the aggregate of all of the payments of the Seller in respect of the Royalty Payments made to the Buyer prior to such date) immediately due and payable (and all of such amounts shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration or any other notice or declaration of any kind, all of which are hereby expressly waived by the Seller) or otherwise exercise all rights and remedies available to it under this Agreement and applicable law. Subject to the exercise of any rights it may have under an Acceptable Intercreditor Agreement, after the occurrence and during the continuation of an Event of Default but prior to the occurrence of a Recharacterization Event, the Buyer shall not be entitled to, and the Buyer agrees that it shall not, exercise any rights as a secured creditor under the UCC other than rights provided to a purchaser of accounts or payment intangibles in respect of such purchased accounts or payment intangibles.

ARTICLE 11
MISCELLANEOUS

Section 11.1 Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Section 11.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 11.2:

If to the Seller, to it at:

Candel Therapeutics, Inc.

117 Kendrick Street, Suite 450

Needham, MA 02494

Attention: [***]

E-mail: [***]

with a copy to:

Goodwin Procter LLP

100 Northern Ave

Boston, MA 02210

Attention: Bill Collins and/or Jacqueline Mercier

E-mail: WCollins@goodwinlaw.com; JMercier@goodwinlaw.com

If to the Buyer, to it at:

4010 Royalty Investments ICAV

10 Earlsfort Terrace

Dublin 2

Ireland

Attn: The Directors

Email: [***]

and

RTW Investments, LP

40 10th Avenue, Floor 7

New York, NY 10014

Attn: [***]

Email: [***]

with a copy to:

Latham & Watkins LLP

505 Montgomery Street | San Francisco, CA 94111

Suite 2000

San Francisco, CA 94111

Attention: Todd Trattner

E-mail: [***]

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) as of the date transmitted by email if such email is delivered prior to 5:00 P.M., New York City time, on a Business Day or the next Business Day after the date transmitted by email if such email is delivered on a day that is not a Business Day or after 5:00 P.M., New York City time, on any Business Day, provided that notice shall not be deemed given or effective if the sender receives an automatic system-generated response that such email was undeliverable, or (iii) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Section 11.3 Expenses. On the date hereof, the Seller shall reimburse the Buyer for the Transaction Expenses incurred prior to or on such date. Upon the earliest of (a) the Closing, (b) termination of this Agreement, and (c) termination of any of the transactions contemplated hereby, the Seller shall reimburse the Buyer for any and all other Transaction

Expenses incurred prior to or on such date. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.

Section 11.4 Assignment.

(a) The Seller may not assign to any Person (including any of Seller’s Affiliates) (i) this Agreement in whole or in part, (ii) any of its rights or obligations hereunder, (iii) any of its rights in any Product in the Territory, or (iv) any Product Rights, including by contract, operation of law, merger, change of control, or otherwise, without the Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed) unless: (x) in connection with a Change of Control (other than with respect to clause (d) of such definition), provided that in connection with the closing of such Change of Control, (1) the Seller causes the assignee to deliver a writing to the Buyer in which assignee assumes all of the obligations of the Seller to the Buyer under this Agreement and (2) the assignee acquires all of the Seller’s interest in all of the Products and the Product Rights; or (y) in connection with a transaction described in clause (d) of the definition of Change of Control (other than a lease or license in which some or all Product Rights are not sold or assigned) if such assignee is a Qualified Licensee and (1) such Qualified Licensee agrees in a writing that it assumes all of the obligations of the Seller to the Buyer under this Agreement and (2) such Qualified Licensee acquires all of the Seller’s interest in all of the Products and the Product Rights. For clarity, nothing in this Section 11.4 shall prohibit any Permitted License permitted by and entered into in accordance with Section 6.7(a).

(b) The Buyer may assign this Agreement in whole or in part to any Person without the Seller’s prior written consent, provided that, in the event such assignment occurs prior to the Closing, the Buyer shall cause the assignee to assume all of the obligations of the Buyer to the Seller under this Agreement and provided further that no such assignment shall relieve the Buyer of its obligations to pay the Purchase Price. Notwithstanding anything to the contrary in this Section 11.4, the Buyer may not assign this Agreement to a Person that is not a Financial Party or an Affiliate of Buyer without the Seller’s prior written consent.

(c) This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns. Any purported assignment in violation of this Section 11.4 shall be null and void.

Section 11.5 Amendment and Waiver.

(a) This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the party hereto granting such waiver.

(b) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 11.6 Entire Agreement. This Agreement and the Exhibits annexed hereto constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.

Section 11.7 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder, except that the Indemnified Parties shall be third-party beneficiaries of the benefits provided for in Section 7.1.

Section 11.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 11.9 Jurisdiction; Venue.

(a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW,

THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 11.2 HEREOF.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) Each Party hereby jointly and severally waives any and all right to trial by jury in any action or proceeding relating to this Agreement or any other document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing. Each of the Parties represents that this waiver is knowingly, willingly, and voluntarily given.

Section 11.10 Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 11.11 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other party will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each of the parties further agrees that, in the event of any action for specific performance in respect of such breach of violation, it will not assert the defense that a remedy at law would be adequate.

Section 11.12 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 11.13 Relationship of the Parties. The relationship between the Buyer and the Seller is solely that of purchaser and seller, and neither the Buyer nor the Seller has any fiduciary or other special relationship with the other party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer and the Seller as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Buyer and the Seller agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.

Section 11.14 Limited Recourse and Non-Petition.

(a) Notwithstanding any of the provisions of this Agreement, each of the parties hereto hereby agrees that if the net proceeds from a liquidation of the unsecured assets of the Buyer are less than the aggregate amount payable by the Buyer to the Seller in respect of its obligations under this Agreement (such negative amount being referred to herein as a shortfall), the amount payable by the Buyer to that party in respect of the Buyer’s obligations under this Agreement will be reduced to such amount of the net proceeds which are available to satisfy such payment obligation. In such circumstances the other assets of the Buyer will not be available for payment of such shortfall, and the Seller’s right to receive any further amounts in respect of such obligations shall be extinguished and that party may not take any further action to recover such amounts.

(b) No party shall be entitled at any time to institute against the Buyer, or join in any institution against the Buyer of, any bankruptcy, examinership, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any applicable bankruptcy or similar law in connection with any obligation of the Buyer under this Agreement, save for lodging a claim in the liquidation of the Buyer which is initiated by another non-affiliated party or taking proceedings to obtain a declaration or judgment as to the obligations of the Buyer in relation thereto.

(c) Each of the Buyer and the Seller hereby agrees that no recourse under any obligation, covenant, or agreement of either party contained in this Agreement may be sought against any shareholder, officer, agent, employee or director of the Buyer, by the enforcement of any assessment or by any proceeding, by virtue of any statute or otherwise, it being expressly agreed and understood that this Agreement contains corporate obligations of the Buyer. Each of the parties hereto agrees that no personal liability shall attach to or be incurred by the shareholders, officers, agents, employees or directors of the Buyer, or any of them, under or by reason of any of the obligations, covenants or agreements of the Buyer contained in this Agreement, or implied therefrom, and any and all personal liability of every such shareholder, officer, agent, employee or director for breaches by the Buyer of any such obligations, covenants or agreements, either at law or by statute or constitution is hereby deemed expressly waived by the parties hereto.

(d) The provisions of this Section 11.14 shall survive the termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

SELLER
Candel Therapeutics, Inc.

By:	/s/ Paul Peter Tak
Name: Paul Peter Tak
Title: President and Chief Executive Officer

BUYER

4010 Royalty Investments ICAV, an Umbrella Irish collective asset-management vehicle with segregated liability between sub-funds, for and on behalf of its sub-fund, 4010 Royalty Investments Fund 1

By: RTW Investments, LP, its investment manager

By:	/s/ Roderick Wong
Name: Roderick Wong
Title: Managing Partner, RTW Investments, LP

[Signature Page to Purchase and Sale Agreement]

Exhibit A

Description of aglatimagene besadenovec

[***].

Exhibit B

Form of Bill of Sale

[***]

Exhibit C

Seller Opinion

[***]

EXHIBIT D

EXAMPLE OF CALCULATION OF INCLUDED AMOUNT OF ROYALTY PAYMENT

[***]